EXHIBIT 99.2

     STARTEC ROLLS OUT CLARENT-BASED IP TELEPHONY CLEARINGHOUSE AND NETWORK

     REDWOOD CITY, California and BETHESDA, Maryland, November 1, 1999 - Clarent(TM)Corporation (Nasdaq: CLRN), a worldwide leader in providing carrier-grade, phone-to-phone Internet Protocol (IP) telephony solutions, and Startec Global Communications (Nasdaq: STGC), a facilities-based provider of communications services to ethnic communities in North America and Europe, announced today that Startec has installed the first phase of a global IP telephony clearinghouse into the emerging economies utilizing Clarent technology.

     To date, Startec has installed 20 IP telephony gateways with access to 17 countries, including Russia, Poland, Paraguay and Hong Kong. Utilizing Internet Protocol, the industry standard for tracking Internet addresses and routing data traffic enables Startec to provide high-quality connectivity into emerging economies and to exchange IP traffic with carriers worldwide. Startec's global
IP telephony clearinghouse is planning to be seamlessly integrated with Startec's traditional voice network and is a strategic component of its communications strategy to offer a broad range of services globally to its ethnic customer base. Startec recently completed testing its IP gateways and plans to become an IP clearinghouse supplier in early 2000.

     "The establishment of the global IP network and clearinghouse will allow Startec to greatly expand its communications reach around the world and improve the quality of communications to the emerging economies," said Richard Heaps, Chief Operating Officer, Clarent Corporation. "We believe that Startec is increasing its strategic advantage by successfully selling a variety of communications services to ethnic markets in the United States and overseas."

     "The ability to carry IP traffic into the emerging economies marks an important milestone for Startec and will allow us to become vertically integrated into many of the emerging economies," said Ram Mukunda, Founder and Chief Executive Officer of Startec. "By combining our two core competencies, the deployment of next-generation technology into the emerging economies and an expertise in ethnic marketing, we are creating a sustainable advantage for Startec and significant value for our shareholders. Adding IP capabilities to our network positions us to become a leading provider of communications services to ethnic consumers."

     Startec   has   already   established   relationships   with  a  number  of
Clarent-based IP telephony service providers around the world.

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Forward Looking Statements

     This release may contain forward-looking statements regarding Clarent's products, business, customers or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, including but not limited to potential issues relating to interoperability, inability to introduce new products, ability to retain key customers, changes in market conditions, government regulations, the international communications industry, technological changes and other factors, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties are described further in the risk factors discussed in Clarent's quarterly report filed with the Securities and Exchange Commission on August 16, 1999 and in Startec's quarterly report filed with the Securities and Exchange Commission on August 16, 1999.

About Clarent Corporation

         Clarent Corporation is a premier provider of scaleable, IP telephony products to carriers and internet service providers around the world. Clarent's intelligent architecture and the Clarent Command Center enable Clarent products to route, manage, inter-connect and terminate high volumes of calls for service provider customers including the world's largest long distance telecommunication companies. According to a Cape Saffron report published in 1999, more minutes travel across Clarent-enabled networks worldwide than those of any other equipment supplier. *

         Founded in July 1996, Clarent is headquartered in Redwood City, California and has offices in major cities in Asia, Europe, Latin America and
North America. Additional information about Clarent is available at http://www.clarent.com.

About Startec

         Startec  Global   Communications   Corporation  is  a  facilities-based
provider of communications services to ethnic communities in North America and Europe. Startec is building a state-of-the-art network optimized for Internet Protocol technology with an emphasis on connectivity to the emerging economies of the world, allowing it to integrate voice, data, Internet, and video services
on  a  seamless  network.   Once  completed,   Startec's  network  will  provide
connectivity from points originating in the U.S., Canada and Europe and terminating in the emerging economies on an ATM/IP network. The Company's class of common stock is traded on The Nasdaq National Market under the symbol "STGC."
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         Further information on Startec Global Communications Corporation can be
obtained from its Web site at www.startec.com.


Contacts:
Amy Wright
Clarent Corporation
Tel. 650/481-1743
Email: amy@clarent.com

Prabhav V. Maniyar
Startec Global Communications
Tel. 301/767-3944
Email: pmaniyar@startec.net


Press Contact:
Steven Fielding
Phase Two Strategies
Tel. 415/772-8451
Email: steven_fielding@p2pr.com

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Clarent is a registered  trademark of Clarent  Corporation  in the United States and other jurisdictions. All other company or product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

*Cape Saffron "Global IP Voice/ Fax Market 1999". Cape Saffron is an UK-based research group focused on the international voice market.
http://www.capesaffron.com

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